Exhibit 99.2

News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For Release:	Immediately
Date:	July 24, 2023

Public Storage Accelerates Growth with Simply Self Storage Acquisition

GLENDALE, California and New York – Public Storage (NYSE:PSA) (the “Company”) and Blackstone Real Estate Income Trust, Inc. (“BREIT”) announced today an agreement for Public Storage to acquire Simply Self Storage (“Simply”) from BREIT for $2.2 billion.

The portfolio comprises 127 wholly-owned properties and 9 million net rentable square feet that are geographically diversified across 18 states and located in markets with population growth that has been approximately double the national average since 2018. Approximately 65% of the properties are located in high-growth Sunbelt markets. During BREIT’s ownership period, Blackstone made investments into the Simply platform that enabled the company to enhance the quality of the portfolio and management team, and ultimately significantly increased Simply’s net operating income.

Public Storage will deploy its industry-leading brand and operating platform to drive customer recognition and further enhance performance. The Company will integrate an additional 25 properties into its PS Advantage® third-party management platform. By combining the Simply team with Public Storage’s leading platform, the Company will deepen its presence in fast-growing markets, bolster its core strengths, and unlock additional opportunities for growth and value creation.

This acquisition reflects Public Storage’s continued execution of its opportunistic growth strategy. Since 2019, Public Storage has expanded its portfolio by approximately 55 million net rentable square feet, or 34%, through $10.6 billion of acquisitions, development, and redevelopment, including Simply and additional properties previously announced as under contract.

“We are pleased to welcome Simply’s team, customers, and third-party management partners to Public Storage’s industry-leading brand and platform,” said Joe Russell, Public Storage’s Chief Executive Officer. “This acquisition reflects the continued execution of our multi-factor external growth platform, which includes acquisitions, development, redevelopment, expansion, and third-party management. We are pleased to complete this important transaction with Blackstone, which further demonstrates our position as an acquirer of choice in the industry. Blackstone has done a tremendous job of growing and improving the quality and operations of the Simply portfolio over the past few years.”

Nadeem Meghji, Head of Blackstone Real Estate Americas, said “Where you invest matters, and this transaction demonstrates the strong investor demand for the high-quality assets and platforms we have assembled within BREIT. This sale is a terrific outcome for BREIT stockholders and enables us to further concentrate BREIT’s portfolio in its highest growth sectors. Public Storage is a leader in its space and will be a terrific steward of this portfolio.”

The acquisition is currently expected to close in the third quarter of 2023, subject to the satisfaction of customary closing conditions. A detailed presentation is available in the Investor Relations section of Public Storage’s website.

Eastdil Secured served as financial advisor to Public Storage, and Wachtell, Lipton, Rosen & Katz and Hogan Lovells US LLP acted as legal advisors. Wells Fargo and Newmark Group, Inc. served as lead financial advisors to BREIT, and BMO Capital Markets and Sumitomo Mitsui Banking Corporation (SMBC) also served as financial advisors. Simpson Thacher & Bartlett LLP acted as BREIT’s legal advisor.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At March 31, 2023, we had: (i) interests in 2,877 self-storage facilities located in 40 states with approximately 205 million net rentable square feet in the United States and (ii) a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels:SHUR), which owned 266 self-storage facilities located in seven Western European nations with approximately 15 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Glendale, California.

About Blackstone Real Estate Income Trust

Blackstone Real Estate Income Trust, Inc. (BREIT) is a perpetual-life, institutional quality real estate investment platform that brings private real estate to income focused investors. BREIT invests primarily in stabilized, income-generating U.S. commercial real estate across asset classes in the United States and, to a lesser extent, real estate debt investments. BREIT is externally managed by a subsidiary of Blackstone (NYSE: BX), a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has approximately $333 billion in investor capital under management. Further information is available at www.breit.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. These forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s or BREIT’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact the Company’s or BREIT’s respective future results and performance are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and BREIT’s Annual Report on Form 10-K for the most recent fiscal year, its periodic filings with the SEC, as well as under the section entitled “Risk Factors” in BREIT’s prospectus, each of which is accessible on the SEC’s website at www.sec.gov. Each of the Company and BREIT disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this release, except where required by law.

Contacts

Public Storage

Ryan Burke

(818) 244-8080, Ext. 1141

Blackstone

Jeffrey Kauth

Jeffrey.Kauth@Blackstone.com

(212) 583-5395

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